ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                               STARTCALL.COM, INC.


     Pursuant to the provision of Section 607.1006, Florida, Statutes, the undersigned corporation, Startcall.com, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I Amendment
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The Articles of Incorporation of the Corporation are amended as follows:

Amendment Article I - Name
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The name of the Corporation is amended to read as follows:

         Visator, Inc.

Article II.  Date of Amendment Adopted
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The amendment set forth in these Articles of Amendment was adopted on December
23, 2002.

Article III.  Shareholder Approval of Amendment
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The amendment set forth in these articled of Amendment was proposed by the
Corporation's Board of Directors and no shareholder approval was required.

The undersigned executed this document on the date shown below.

By:  Anders Nielsen
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Name:  Anders Nielsen
Title:  President/Director
Date:  December 23, 2002